Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ServiceNow, Inc. of our report dated February 11, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ServiceNow, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ PricewaterhouseCoopers LLP

San Jose, California
February 11, 2021